Exhibit 10.7

April 26, 2021

Allan Peters

[Address]

Dear Allan:

On behalf of Qualys (the “Company”), I am pleased to offer you the position of Chief Revenue Officer, reporting to Sumedh Thakar, Interim CEO and Chief Product Officer. Your location of work will be your home office in Florida. The details of your offer are outlined below:

Salary:	$325,000* (Annual Salary) *To be paid semi-monthly. Less payroll deductions and all required withholding.

Commission:	You will be eligible to receive up to $325,000 annually upon your achievement of 100% of quota. Further commission may be earned if you achieve more than 100% of quota. Commissions will be calculated and paid out on a quarterly basis. The full terms of the commission will be determined soon after you begin employment.

Benefits:	You will be eligible for the following standard Qualys benefits as of the first of the month following date of hire, pursuant to the terms and conditions of the applicable benefit plan and Company policies: Medical, Dental and Vision. In addition, you are eligible to participate in our life insurance, accidental death, vacation, sick time and 401(k) plans. Qualys may modify compensation and benefits from time to time as it deems necessary.

RSUs:	We will recommend to the Board of Directors (or its Compensation Committee) that you be granted restricted stock units (the “RSUs”) covering shares of Qualys Common Stock. The number of RSUs that management will recommend will be determined by dividing $3,000,000 by the average of the closing trading prices of Qualys Common Stock for the 30 days ending one week before the applicable grant date of your RSUs, rounding up to the nearest whole share. The RSUs will be subject to Qualys’ 2012 Equity Incentive Plan and an RSU agreement thereunder. Your RSUs will vest over approximately 4 years with 1/4 of the RSUs vesting on the one year anniversary of the 1st day of the month following your start date as an employee under this agreement (the “First Vesting Date”). Then 1/16 of the RSUs vest quarterly each three months after the First Vesting Date on the first day of the applicable month. All vesting is subject to your continued service to Qualys through each vesting date. However, 50% of the then unvested shares subject to the RSUs shall accelerate and vest if: (i) Qualys incurs a “change in control” (as defined in the 2012 Equity Incentive Plan); and (ii) your employment is terminated by Qualys other than for “cause” (as will be defined in your RSU agreement), death or disability or you resign for “good reason” (as will be defined in your RSU agreement), in each case, during the period on, and 12 months following, a change in control.

Severance:	Should Qualys terminate your employment without cause in the first year of employment, you will be entitled to three (3) months of your base salary, provided you sign Qualys’ separation agreement.

As a Qualys employee, you will be expected to abide by Qualys rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Qualys’ proprietary information.

Qualys, Inc.

919 East Hillsdale Boulevard, 4th Floor, Foster City, CA 94404

T 650 801 6100 F 650 801 6101 www.qualys.com

Your employment relationship with Qualys is at-will. You may terminate your employment with Qualys at any time and for any reason whatsoever simply by notifying Qualys. Likewise, Qualys may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Qualys officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the RSU agreement between you and Qualys (relating to your grant described above), forms the complete and exclusive statement of your employment agreement with Qualys. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Your employment is contingent upon providing evidence of your legal right to work in the United States as required by the US Citizenship and Immigration Services.

We look forward to your acceptance of employment with Qualys under the terms described above. To accept this offer, please sign and date this letter. Please keep a copy of these documents for your records. This offer will expire on Thursday, April 29, 2021 and is contingent upon successful reference checks and a satisfactory background check.

Allan, we are excited about you joining our team. If you have any questions, please feel free to call me at (650) 801-6151.

Sincerely,

/s/ Rima Touma Bruno

Rima Touma Bruno

Chief Human Resources Officer

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Allan Peters	2021-04-26	May 4, 2021
Allan Peters

Qualys, Inc.

919 East Hillsdale Boulevard, 4th Floor, Foster City, CA 94404

T 650 801 6100 F 650 801 6101 www.qualys.com